Exhibit 2(b)




                             SUBSCRIPTION AGREEMENT



                                 By and Between



                 THE PACIFIC TELESIS GROUP MASTER PENSION TRUST



                                    "PacTel,"



                                       and



                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP



                                     "TRG,"



                                     Dated:
                                  July 18, 1996





Certain  portions of this document have been omitted and  separately  filed with
the  Securities  and  Exchange   Commission  with  a  request  for  confidential
treatment.

                                TABLE OF CONTENTS
                                -----------------


                                                                          PAGE
                                                                          ----

RECITALS AND CERTAIN DEFINITIONS...........................................1

ARTICLE I - SUBSCRIPTION...................................................1

      1.1   Subscription for Units of Partnership Interest.................1
      1.2   Subscription Price.............................................2
      1.3   Continuing Offer...............................................2

ARTICLE II - REPRESENTATIONS, WARRANTIES AND COVENANTS.....................4

      2.1   Representations and Warranties of TRG..........................4
      2.2   Survival of TRG's Representations and Warranties...............8
      2.3   As-Is Issuance.................................................8
      2.4   Representations and Warranties of PacTel ......................9
      2.5   Survival of PacTel's Representations and Warranties...........10
      2.6   No Other Representations or Warranties by PacTel..............11
      2.7   Knowledge.....................................................12

ARTICLE III - CLOSING.....................................................12

      3.1   Closing  .....................................................12
      3.2   Closing Documents.............................................12

            3.2.1    TRG's Deliveries.....................................12
            3.2.2    PacTel's Deliveries..................................13

ARTICLE IV - INDEMNIFICATION..............................................13

      4.1   TRG's Indemnification of PacTel ..............................13
      4.2   PacTel's Indemnification of TRG ..............................14
      4.3   Procedure for Indemnification.................................14
      4.4   Survival .....................................................17
      4.5   Limitation on TRG's Liability for Indemnity and
              Representations and Warranties..............................18
      4.6   Limitation on PacTel's Liability for Indemnity and
              Representations and Warranties..............................18

ARTICLE V - PRORATIONS AND ADJUSTMENTS....................................19

ARTICLE VI - MISCELLANEOUS................................................19

      6.1   Public Disclosure.............................................19
      6.2   Notices  .....................................................20
      6.3   Legal Fees and Other Costs....................................19
      6.4   Successors and Assigns........................................21


                                       (i)

      6.5   Governing Law.................................................21
      6.6   Captions .....................................................21
      6.7   References; Gender............................................22
      6.8   Entire Agreement; Amendment...................................22
      6.9   Severability..................................................22
      6.10  Time is of the Essence........................................22
      6.11  Additional Actions and Documents..............................22
      6.12  Waiver; Modification..........................................23
      6.13  Cumulative Remedies...........................................23
      6.14  Commission....................................................23
      6.15  Counterparts..................................................23
      6.16  Exhibits and Schedules........................................24

SIGNATURE PAGE       .....................................................24

EXHIBITS
--------

A      -    TCI Designation
B      -    TCI Representation Letter
C      -    Investment Certificate

SCHEDULES
---------

2.1(c) -    TRG Consents and Approvals
2.1(d) -    TRG Governmental Authorizations and Filings
2.1(h) -    Schedule of Ownership of TRG
2.1(k)  -   Press Releases
2.4(a) -    TRG Tenant Ownership by PacTel




                                      (ii)

                             SUBSCRIPTION AGREEMENT


       THIS SUBSCRIPTION AGREEMENT (this "Agreement") is entered into on this 18th day of July, 1996, by and among Boston Safe Deposit and Trust Company, as trustee of the Pacific Telesis Group Master Pension Trust ("PacTel"), and The
Taubman  Realty  Group  Limited   Partnership   ("TRG"),   a  Delaware   limited
partnership.

       The following are the facts underlying this Agreement:

       A. TRG and PacTel desire to have PacTel subscribe for certain units of partnership interest in TRG upon the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the representations and warranties and the covenants and agreements contained in this Agreement, the parties, intending to be legally bound hereto, hereby agree as follows:

                                    ARTICLE I


                                  SUBSCRIPTION
                                  ------------

       1.1 Subscription for Units of Partnership Interest. Taubman Centers, Inc., a Michigan corporation ("TCI"), pursuant to a certain Continuing Offer, dated November 30, 1992 (the "Continuing Offer"), has made available to certain partners in TRG the ability to exchange Units of Partnership Interest in TRG for shares of TCI's common stock ("TCI Stock"), which is currently traded on the New York Stock Exchange. Terms used in this Section 1.1 and 1.3 that are not defined herein and that are defined in the Continuing Offer have the meanings ascribed to them in the Continuing Offer.

       PacTel hereby subscribes for, and TRG shall issue to PacTel, 3,095.585 Units of Partnership Interest in TRG (the "TRG Units"). The TRG Units shall be evidenced by a certificate (the "Certificate of Units") and shall be economically equivalent to, and otherwise have all of the rights and benefits of, the units of partnership interest of TRG that are issued and outstanding prior to the issuance of the TRG Units. On the Closing Date, PacTel shall be admitted as a limited partner in TRG. PacTel acknowledges and agrees that at Closing PacTel must execute and deliver to TRG the Investment Certificate (as defined in, and required pursuant to Section 3.2.2(a) of this Agreement).

       1.2 Subscription Price. PacTel hereby agrees to pay, by means of a federal funds wire transfer on the Closing Date, the sum of $65,575,000 for the TRG Units (the "Subscription Price").

       1.3 Continuing Offer. PacTel's obligations to close the transaction contemplated under this Agreement are conditioned upon (a) TCI irrevocably designating PacTel as a Designated Offeree under the Continuing Offer pursuant to the designation attached hereto as Exhibit A (the "TCI Designation"), and (b) TCI issuing to PacTel the representation letter (the "TCI Representation Letter") attached hereto as Exhibit B. TRG shall use its best efforts to cause TCI to file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (or any successor form or other form then available to TCI) under the Securities Act of 1933, as amended (the "Securities Act"), that, when declared effective under the Securities Act, will register for resale under the Securities Act shares of TCI Stock that PacTel would have the right to acquire upon acceptance of the Continuing Offer with respect to their TRG Units. TRG shall use its best efforts to cause TCI to have the foregoing registration statement filed with the SEC no later than the 305th day following the Closing, declared effective by the SEC as soon as practicable after the first anniversary of the Closing and to remain effective for so long as PacTel (or any assignee of PacTel who is an Eligible Holder at the time of assignment, provided that PacTel notifies TCI of such assignment and such assignee cooperates in effecting any required amendment of such registration statement) owns any TRG Units or shares of TCI Stock. PacTel will take all steps reasonably requested by TRG or TCI to enable such registration statement to be declared effective and, thereafter, to enable TCI to satisfy any undertakings included therein. TRG shall also use its reasonable efforts to cause TCI to comply with its obligations regarding "Blue Sky" registration set forth in Section 2.9 of the TCI Representation Letter. If following the 365th day after the date of this Agreement PacTel accepts the Continuing Offer and receives shares of TCI Stock the resale of which has never been registered under the Securities Act, TRG will be liable for and pay immediately on demand to PacTel the difference between (i) the * of the TCI Stock on the New York Stock Exchange on the date that PacTel accepts the Continuing Offer and receives TCI Stock for which the resale was never registered under the Securities Act, and
(ii) (x) the * of the TCI Stock on the New York Stock Exchange on the first trading day after the resale registration statement for such TCI Stock has been declared effective, or (y) the * if the resale registration statement for such TCI Stock is not then declared effective, together with all costs and expenses (such as, but not limited to, reasonable attorneys' and accountants' fees and disbursements) incurred by PacTel in enforcing this provision and interest on such difference at the rate of * per annum from the date that PacTel accepts the Continuing Offer until and including the date such registration statement is declared effective or such private resale is effectuated as the case may be. PacTel agrees that, if following the 365th day after the date of this Agreement a resale registration statement is not declared effective and it desires to effectuate a resale of TCI Stock in a private transaction exempt from registration under the Securities Act, it shall first offer the TCI Stock to TRG in writing, which shall have * to accept such offer or it shall be deemed rejected, and thereafter PacTel shall be free to sell the TCI Stock to a third party at a price not less than that offered to TRG. PacTel acknowledges and agrees that: (a) upon acceptance of the Continuing Offer with respect to any of the TRG Units, PacTel may not resell any shares of TCI Stock issued in exchange for such TRG Units except pursuant to an exempt transaction under the Securities Act and applicable regulations or until TCI has caused to become effective the registration statement described above enabling PacTel to publicly resell the TCI Stock in accordance with

* Text omitted and separately filed with the Securities and Exchange Commission.

the Securities Act; (b) PacTel's ability to accept the Continuing Offer will be subject to all of the terms, conditions and limitations set forth therein, including, without limitation, the Ownership Limit; and (c) notwithstanding any provision to the contrary contained in the Continuing Offer, but without limiting TCI's obligations under the TCI Representation Letter, TCI will have no obligation to deliver shares of TCI Stock to PacTel the issuance of which by TCI has been registered under the Securities Act. PacTel shall have no right to exchange the TRG Units pursuant to the Continuing Offer until the first anniversary of the Closing Date, and PacTel hereby agrees not to tender or otherwise attempt to exchange the TRG Units for shares of TCI Stock under the Continuing Offer until such one (1) year anniversary.

                                   ARTICLE II

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                    -----------------------------------------

       2.1 Representations and Warranties of TRG. To induce PacTel to enter into this Agreement, TRG hereby represents and warrants to PacTel as follows:

          (a) PacTel shall have the right to transfer title to the TRG Units, without any obligation to obtain any further consents or approvals of TRG or its partners, to any successor trustee of PacTel, so long as PacTel remains the sole beneficial owner of the TRG Units;

          (b) TRG is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has made all filings and recordings necessary to exist, operate and to do business under all presently applicable statutes, laws, ordinances and governmental rules and regulations ("Governmental Regulations") and has the partnership power and authority to own, operate and lease its properties, to carry on its business as currently conducted and to execute and deliver this Agreement and any other documents and instruments to be delivered by it pursuant to or in connection with this Agreement, and to perform all of its obligations under this Agreement and any other documents and instruments to be delivered by TRG in connection with or pursuant hereto;

          (c) The execution, delivery and performance by TRG of this Agreement and all other documents and instruments required to be delivered by TRG pursuant hereto or in connection herewith, the fulfillment of and the compliance by TRG with the respective terms and provisions hereof and thereof, and the due consummation by TRG of the transaction contemplated hereby and thereby, have been duly and validly authorized by all necessary partnership actions of TRG (none of which actions have been modified or rescinded, and all of which actions are in full force and effect), and do not: (a) require any consent or approval of any partner, lender, creditor, investor or, to the best of TRG's knowledge and except as set forth on
               Schedule 2.1(c), judicial or administrative body, Authority (as defined herein) or other party which has not already been obtained; or (b) conflict with, or result in a breach of, or constitute a default under, any partnership agreement, articles of incorporation, bylaws, shareholders agreement, bond, note or other evidence of indebtedness, contract, indenture, mortgage, deed of trust, loan, lease, or any other agreement or instrument to which TRG is a party or by which TRG or any of TRG's properties may be bound or affected or, to the best of TRG's knowledge, any Governmental Regulation presently applicable to TRG;

          (d) Except as set forth in Schedule 2.1(d), no authorization, consent, order, approval or license of or filing with, or other act by or in respect of any federal, state or local governmental body, board, commission or agencies ("Authority") is or will be necessary to permit the valid execution, delivery and performance by TRG of this Agreement or any of the instruments or documents to be executed and delivered by TRG pursuant to or in connection with this Agreement;

          (e) This Agreement constitutes, and all other documents and instruments to be delivered by TRG pursuant hereto or in connection herewith will constitute, legal, valid and binding obligations of TRG, enforceable against TRG in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity;

          (f) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy or other similar legal proceedings are pending or, to the best of TRG's knowledge, threatened against TRG nor are any such proceedings contemplated by TRG. TRG has never been a debtor under any case commenced under the United States Bankruptcy Code;

          (g) TRG has not received any written notices from any Authority that TRG currently is in violation of any presently applicable Governmental Regulations, except to the extent that any such violation will not have a materially adverse effect on TRG;

          (h) TRG has furnished to PacTel a true, correct and complete copy of the Amended and Restated Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, dated November 30, 1992, in effect on the date hereof, which has not been amended except for (i) the Acknowledgment of Issuance of Units of Partnership Interest and Admission of Limited Partners, dated December 21, 1994, and (ii) amendments that have been approved but not yet prepared or executed solely to reflect the allocation of the Unallocated Interests, changes in the constituency of TRG, the issuance of Units of Partnership Interest in connection with TRG's acquisition of Biltmore Fashion Park and changes in the percentage interests of the partners in TRG, all as set forth on Schedule 2.1(h) (as so amended, the "TRG Partnership Agreement"). To the best of TRG's knowledge, there are no uncured defaults or breaches by any partner under the TRG Partnership Agreement. TRG is classified as a partnership for federal income tax purposes. As of the Closing Date, and immediately before the issuance of TRG Units to PacTel, there are 63,521.461 Units of Partnership Interest in TRG outstanding and incentive options which have been or may be granted for up to an additional 4,500 Units of Partnership Interest in the aggregate;

          (i) True and complete copies of (a) the audited consolidated financial statements of TRG as of December 31, 1993, 1994 and 1995 and for each of the years ended December 31, 1993, 1994 and 1995, together with all related notes and schedules thereto, accompanied by the reports thereon of Deloitte & Touche, TRG's independent auditors, as included in the 1994 and 1995 Annual Reports and/or 1994 and 1995 Form 10- K's for TCI, and (b) the unaudited consolidated financial statements of TRG as included in TCI's Form 10-Q as of March 31, 1996 and for the three (3) months then ended, together with all related notes and schedules thereto, if any (collectively, "TRG's Financial Statements"), have been delivered to PacTel. TRG's Financial Statements were prepared in accordance with the books of account and other financial records of TRG, present fairly the consolidated financial condition and results of operations of TRG as of the dates thereof or for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles consistently applied. There are no material liabilities of TRG other than liabilities reflected or reserved for on the consolidated balance sheet of TRG as of March 31, 1996 and other than the approximate $37,000,000 of additional debt incurred in connection with the acquisition of the Paseo Nuevo Shopping Center;

          (j) Since March 31, 1996, the business of TRG has been conducted in all material respects in the ordinary course and consistent with past practice. As amplification and without limiting the generality of the foregoing, since March 31, 1996, TRG has not, except in the ordinary course of business consistent with past practice, (a) written down or written up (or failed to write down or write up in accordance with U.S. GAAP) the value of any material assets or revalued any assets of TRG; (b) made any material change in any method of accounting or accounting practice or policy used by TRG; or (c) made any material loan to, guaranteed any indebtedness of or otherwise incurred any indebtedness on behalf of any partner of TRG. Since March 31, 1996, there has been no event or occurrence that would, or is reasonably likely to, result in a material adverse change in the business, financial condition or results of operations of TRG;

          (k) TRG has filed all reports, registration statements and all amendments thereto required to be made thereto that TRG was required by law or regulation to file with the SEC. TRG has furnished to PacTel true, complete and correct copies of TRG's Prospectus, dated April 25, 1995 (the "Prospectus") and TRG's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996, Current Reports on Form 8-K, dated December 9, 1994, January 4, 1995, March 2, 1995, May 22, 1995, December 13, 1995,
               May 15, 1996 and June 27, 1996, and all other documents filed under the Exchange Act since March 31, 1996 (collectively, "TRG's 1934 Act Filings"). As of their respective dates, TRG's Prospectus and TRG's 1934 Act Filings complied in all material respects with all applicable rules and regulations of SEC. Except as modified by the statements made in TRG's 1934 Act Filings and any press releases issued by TCI or TRG since March 31, 1996, and listed on Schedule 2.1(k) hereto, the statements made in the Prospectus are in all material respects true, complete and correct as if made on the date hereof. Neither the Prospectus nor TRG's 1934 Act Filings, as of the respective dates thereof, contained any untrue statement of material fact or omitted to state any material fact necessary to make the statements contained therein not misleading;

          (l) There are no restrictions on the transfer of the TRG Units other than those contained in the TRG Partnership Agreement, arising from federal and applicable state securities laws, and those imposed under the Amended and Restated Partnership Agreement of Woodfield Associates, dated March 31, 1989, as amended. All of the outstanding Units of Partnership Interest in TRG were duly authorized and validly issued in accordance with the terms of the Partnership Agreement and in compliance with applicable laws. At the Closing: (a) the Units of Partnership Interest issued by TRG to PacTel will be duly authorized and validly issued in accordance with all of the conditions set forth in the Partnership Agreement including, without limitation, the conditions set forth in Sections 3.4 and 8.4 thereof; and (b) PacTel will be admitted as a limited partner of TRG entitled to all of the rights and privileges of a limited partner under the Partnership Agreement. Except as set forth in TRG's 1934 Act Filings or the Prospectus (including documents incorporated by reference into the Prospectus), there are no outstanding subscriptions, options, warrants, preemptive or other rights or other arrangements or commitments obligating TRG to issue any Units of Partnership Interest;

          (m) TRG is a "real estate operating company" within the meaning of regulations promulgated by the Department of Labor, and published at 29 C.F.R. Section 2510.3-101 for purposes of the plan asset and prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"); and

          (n) Any TCI Stock acquired by PacTel in exchange for Units pursuant to the Continuing Offer will be "publicly-offered securities" as such term is defined by Department of Labor Regulations published at 29 C.F.R.
               Section 2510.3-101 for purposes of the plan asset and prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, and Section 4975 of the Code.

       2.2 Survival of TRG's Representations and Warranties. All representations and warranties made by TRG in Section 2.1 and 6.14 of this Agreement shall not merge into the instruments of conveyance to be delivered at the Closing and shall survive the Closing until the second (2nd) anniversary of the Closing Date, at which time such representations and warranties shall automatically expire, except as hereinafter specifically set forth. If, prior to the second
(2nd) anniversary of the Closing Date, PacTel alleges in writing to TRG that any specific representation or warranty given by TRG was untrue when made or was breached by TRG (which written allegation shall identify with reasonable specificity the contested representation or warranty and the facts supporting PacTel's allegation), then the contested representation and warranty shall survive, solely with respect to the claims so alleged, until the third (3rd) anniversary of the Closing Date, at which time it shall automatically expire, unless PacTel has filed a lawsuit with respect thereto prior to the third (3rd) anniversary of the Closing Date (and if such lawsuit is filed, the contested representation and warranty, solely with respect to the claims alleged in such lawsuit, shall survive until the lawsuit is resolved, at which time it shall automatically expire).

       2.3 As-Is Issuance. Nothing in any of the documents or instruments to be delivered by TRG or TCI at the Closing shall be deemed to expand or alter in any manner the representations and warranties set forth in this Agreement. Except as expressly set forth in this Agreement and in all certificates, documents and instruments delivered pursuant to or in connection with this Agreement, no representations, warranties or certifications regarding the subject matter of this Agreement have been made or are made, and no responsibility regarding the subject matter of this Agreement has been or is assumed, by TRG, TCI or by any partner, officer, employee or equity owner in TRG, or TCI, as to any fact or condition which has or might affect the TRG Units or any portion thereof. The parties hereto agree that all undertakings and agreements heretofore made between them or their respective agents or representatives with respect to the subject matter hereof are merged in this Agreement and the Exhibits and Schedules attached hereto and in all certificates, documents and instruments to be delivered pursuant to or in connection with this Agreement, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation of, TRG, TCI and the TRG Units and no party is relying upon any statement or representation by any other party unless such statement or representation is specifically embodied in this Agreement or in the Exhibits or the Schedules attached hereto or in any certificates, documents and instruments to be delivered pursuant to Section 3.2 hereof. The terms and provisions of this
Section 2.3 shall survive the Closing, notwithstanding any provision of this Agreement to the contrary.

       2.4 Representations and Warranties of PacTel. To induce TRG to enter into this Agreement, PacTel hereby represents, warrants, and covenants to and with TRG as follows:

               (a) Except as specifically provided in Schedule 2.4(a), attached hereto and made a part hereof, and to the best of PacTel's actual knowledge, PacTel did not own, as of July 15, 1996, any of the stock of any corporation that is a tenant of any rental property owned directly or indirectly by TRG and that is set forth on the list of tenants provided by TRG to PacTel titled "TRG Tenant Ownership Information Calendar 1995" or any interest in the assets or net profits of any such tenant of any rental property owned directly or indirectly by TRG;

               (b) PacTel is a trust duly created and validly existing under the laws of the State of California, and has made all filings and recordings necessary to exist, operate and to do business under all presently applicable Governmental Regulations and has the trust power and authority to own, operate and lease its properties, to carry on its business as currently conducted and to execute and deliver this Agreement and any other documents and instruments to be delivered by it pursuant to this Agreement, and to perform all of its obligations under this Agreement and any other documents and instruments to be delivered by PacTel pursuant hereto;

               (c) The execution, delivery and performance by PacTel of this Agreement and all other documents and instruments required to be delivered by PacTel pursuant hereto, the fulfillment of and the compliance by PacTel with the respective terms and provisions hereof and thereof, and the due consummation by PacTel of the transaction contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of PacTel (none of which actions have been modified or rescinded, and all of which actions are in full force and effect), and do not: (a) require any consent or approval of any lender, creditor, beneficiary or, to the best of PacTel's knowledge, judicial or administrative body, Authority or other party which has not already been obtained; or (b) conflict with, or result in a breach of, or constitute a default under, any partnership agreement, articles of incorporation, bylaws, shareholders agreement, bond, note or other evidence of indebtedness, contract, indenture, mortgage, deed of trust, loan, lease, or any other agreement or instrument to which PacTel is a party or by which PacTel or any of PacTel's properties may be bound or affected or, to the best of PacTel's knowledge, any Governmental Regulation presently applicable to PacTel;

               (d) No authorization, consent, order, approval or license of or filing with, or other act by or in respect of any Authority is or will be necessary to permit the valid execution, delivery and performance by PacTel of this Agreement or any of the instruments or documents to be executed and delivered by PacTel pursuant to this Agreement;

               (e) This Agreement constitutes, and all other documents and instruments to be delivered by PacTel pursuant hereto will constitute, legal, valid and binding obligations of PacTel, enforceable against PacTel in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity; and

               (f) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy or other similar legal proceedings are pending or, to the best of PacTel's knowledge, threatened against PacTel nor are any such proceedings contemplated by PacTel. PacTel has never been a debtor under any case commenced under the United States Bankruptcy Code.

       2.5 Survival of PacTel's Representations and Warranties. All representations and warranties made by PacTel in Sections 2.4 and 6.14 of this Agreement shall not merge into the instruments of conveyance to be delivered at the Closing and shall survive the Closing until the second (2nd) anniversary of the Closing Date, at which time such representations and warranties shall automatically expire, except as hereinafter specifically set forth. If, prior to the second (2nd) anniversary of the Closing Date, TRG alleges in writing to PacTel that any specific representation or warranty given by PacTel was untrue when made or was breached by PacTel (which written allegation shall identify with reasonable specificity the contested representation or warranty and the facts supporting TRG's allegation), then the contested representation and warranty shall survive, solely with respect to the claims so alleged, until the third (3rd) anniversary of the Closing Date, at which time it shall automatically expire, unless TRG has filed a lawsuit with respect thereto prior to the third (3rd) anniversary of the Closing Date (and if such lawsuit is filed, the contested representation and warranty, solely with respect to the claims alleged in such lawsuit, shall survive until the lawsuit is resolved, at which time it shall automatically expire).

       2.6 No Other Representations or Warranties by PacTel. Nothing in any of the documents or instruments to be delivered by PacTel at the Closing shall be deemed to expand or alter in any manner the representations and warranties set forth in this Agreement. Except as expressly set forth in this Agreement and in all certificates, documents and instruments delivered pursuant to or in connection with this Agreement, no representations, warranties or certifications regarding the subject matter of this Agreement have been made or are made, and no responsibility regarding the subject matter of this Agreement has been or is assumed, by PacTel or by any partner, officer, or employee as to any fact or condition. The parties hereto agree that all undertakings and agreements heretofore made between them or their respective agents or representatives with respect to the subject matter hereof are merged in this Agreement and the Exhibits and Schedules attached hereto and in all certificates, documents and instruments to be delivered pursuant to or in connection with this Agreement, which alone fully and completely express their agreement and no party is relying upon any statement or representation by any other party unless such statement or representation is specifically embodied in this Agreement or in the Exhibits or the Schedules attached hereto or in any certificates, documents and instruments to be delivered pursuant to
Section 3.2 hereof. The terms and provisions of this Section 2.6 shall survive the Closing, notwithstanding any provision of this Agreement to the contrary.

       2.7 Knowledge. TRG shall not have any liability for, nor shall it be deemed to have breached, any representation or warranty set forth in this Agreement to the extent that prior to the Closing Date, PacTel had actual knowledge that all or any part of such representation or warranty made by TRG was not true on the Closing Date, but only to the extent of those portions of such representation and warranty that were known by PacTel to be untrue. PacTel shall not have any liability for, nor shall PacTel be deemed to have breached, any representation or warranty set forth in this Agreement to the extent that prior to the Closing Date, TRG had actual knowledge that all or any part of such representation or warranty made by PacTel was not true on the Closing Date, but only to the extent of those portions of such representation and warranty that were known by TRG to be untrue.

                                   ARTICLE III

                                     CLOSING
                                     -------

       3.1 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall occur at the office of Miro Weiner & Kramer, Suite 100, 500 North Woodward Avenue, Bloomfield Hills, Michigan 48304. The Closing shall occur on July 18, 1996, (the "Closing Date").

       3.2  Closing Documents.

           3.2.1 TRG's Deliveries.  At the Closing, TRG shall deliver to PacTel:

               (a) The Certificate of Units evidencing the issuance of the TRG Units to PacTel in the condition required hereunder.

               (b) A copy of the Continuing Offer, certified by TCI as being true, correct and complete.

               (c) A copy of the TRG Partnership Agreement, certified by TRG as being true, correct, and complete.

               (d) A Confirmation of Transfer Determination (the "Confirmation of Transfer Determination"), executed by TCI, confirming that a "Transfer Determination" pursuant to the TRG Partnership Agreement authorizing the issuance of the TRG Units has been made.

               (e) The TCI Designation and the TCI Representation Letter duly executed by TCI.

               (f) An opinion of Miro Weiner & Kramer, legal counsel for TRG and TCI, in form and substance reasonably satisfactory to PacTel, as to (i) due authorization, execution and delivery of this Agreement, and the documents described in this
                    Section 3.2.1, by TRG or by TCI, as applicable and (ii) such other matters as may be reasonably required by PacTel.

        3.2.2 PacTel's Deliveries.  At the Closing, PacTel shall deliver to TRG:

               (a) An investment certificate in the form of Exhibit C, attached hereto and made a part hereof (the "Investment Certificate"), duly executed by PacTel (i) certifying to TRG that (a) the TRG Units are being acquired by PacTel as an investment for PacTel and not with a view to the resale or distribution of the TRG Units and (b) PacTel is an "accredited investor" as defined in Regulation D under the Securities Act, and (ii) acknowledging and agreeing that in addition to the restrictions on transfers contained in the TRG Partnership Agreement, the TRG Units may not be resold, pledged or otherwise transferred unless such transfer is registered under the Securities Act and qualifies under applicable state "Blue Sky" laws and regulations or unless such transfer is exempt from such registration and qualification.

               (b) The opinion of Sheppard Mullin Richter & Hampton, legal counsel for PacTel, in form and substance reasonably satisfactory to TRG, as to (i) the due authorization, execution and delivery of this Agreement, and the documents described in this Section 3.2.2, by PacTel and (ii) such other matters as may be reasonably required by TRG or TCI.

                                   ARTICLE IV

                                 INDEMNIFICATION
                                 ---------------

      4.1 TRG's  Indemnification  of  PacTel.  TRG hereby  agrees to  indemnify, defend, and hold harmless PacTel and its officers, directors, employees, fiduciaries, trustees, representatives, affiliates, successors and assigns (the "PacTel Indemnitees") from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, resulting to, imposed upon, or incurred by a PacTel Indemnitee by reason of or resulting from (a) any misrepresentation or breach of any of TRG's representations or warranties contained in Sections 2.1 or 6.14 of this Agreement or in any document or instrument delivered by TRG to PacTel at or in connection with the Closing; and
(b) any breach by TRG of, or a default by TRG under, any of the provisions of this Agreement or any other document or instrument delivered to PacTel by TRG at or in connection with the Closing.

      4.2 PacTel's Indemnification of TRG. PacTel hereby agrees to indemnify, defend, and hold harmless TRG and its officers, directors, employees, representatives, affiliates, successors and assigns (the "TRG Indemnitees") from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, resulting to, imposed upon, or incurred by a TRG Indemnitee by reason of or resulting from (a) any misrepresentation or breach of any of PacTel's representations or warranties contained in Sections 2.4 or 6.14 of this Agreement or in any document or instrument delivered by PacTel to TRG at or in connection with the Closing; and (b) any breach by PacTel of, or a default by PacTel under, any of the provisions of this Agreement or any other document or instrument delivered to TRG by PacTel at or in connection with the Closing.

      4.3 Procedure for Indemnification. If a party (the "Obligated Party") is required to indemnify the other party (the "Indemnified Party") under the terms of this Agreement with respect to a third-party claim, then this Section 4.3 shall govern the procedure with respect to such indemnification. Upon receipt by the Indemnified Party of notice of any claim or matter for which it is entitled to seek indemnification from the Obligated Party under the terms hereof (the "Claim"), the Indemnified Party shall promptly notify the Obligated Party of the

Claim, but the failure to notify the Obligated Party will not relieve the Obligated Party of any liability that it may have to any Indemnified Party, except to the extent that the Obligated Party is prejudiced by the Indemnifying Party's failure to give such notice. The Obligated Party shall contest and defend against the Claim; provided, however, that the Obligated Party shall not commit, suffer, or permit any act or omission which would cause the Indemnified Party to incur, or expose the Indemnified Party to the incurrence of, any civil fines or criminal penalties. The Obligated Party shall keep the Indemnified Party informed of the progress of the defense against the Claim which shall be diligently pursued. If the Obligated Party assumes the defense of any Claim, no compromise or settlement of such Claim may be effected by the Obligated Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation by the Indemnified Party of any applicable laws, rules, regulations or other legal requirements or any violation by the Indemnified Party of the rights of any person or entity and no effect on other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Obligated Party. If a final adjudication (i.e., an adjudication with respect to which the time for taking all appeals as of right has lapsed or with respect to which no further appeal is legally available) of such Claim is rendered against the Indemnified Party, by a court of competent jurisdiction, the Obligated Party shall, within thirty (30) days after such adjudication becomes final, pay and satisfy such Claim. The Obligated Party shall notify the Indemnified Party in writing within ten (10) business days after an adjudication is rendered as to whether the Obligated Party will appeal the adjudication. If the Obligated Party notifies the Indemnified Party that it will not appeal an adjudication, then the Indemnified Party may undertake such appeal, at its sole cost and expense, in which case the Indemnified Party shall notify the Obligated Party at least ten
(10) business days prior to the last date on which the Obligated Party is required to pay and satisfy the Claim pursuant to this Section 4.3 and the

Obligated Party shall within twenty (20) business days after such notification deposit into escrow, with a national financial institution or title company reasonably acceptable to the Indemnified Party and the Obligated Party, the amount necessary to pay and satisfy the Claim. Upon depositing such amount, the Obligated Party shall be released from any further obligation hereunder to pay, satisfy and contest the Claim. The escrowed amount shall be disbursed and applied as follows: first, to the Indemnified Party, at any time upon demand by the Indemnified Party, to be used to pay and satisfy such Claim; second, to the Indemnified Party for the payment or reimbursement of the reasonable costs and expenses incurred by the Indemnified Party in prosecuting such appeal; and third, any excess to the Obligated Party. If the Obligated Party fails to contest and defend against, or to pay and satisfy the Claim within such thirty
(30) days, then the Indemnified Party may, at its option, contest and defend against and/or pay and satisfy the Claim, in which case the Obligated Party shall immediately reimburse the Indemnified Party for all costs and expenses (such as, but not limited to, actual attorneys' fees and disbursements) incurred by the Indemnified Party in contesting and defending against and/or paying and satisfying the Claim and enforcing the indemnification, together with interest on such costs and expenses from the time incurred until the time paid at the lower of (i) three percent (3%) in excess of the prime rate announced by Chemical Bank, from time to time, or (ii) the highest rate permitted by law. Each party agrees to cooperate with the reasonable requests of the other party in contesting, defending, paying, satisfying or appealing an adjudication rendered with respect to any Claim. If, as a result of an appeal, insurance recovery or otherwise, the Indemnified Party recovers from a third party any amounts with respect to which the Obligated Party made payments to or for the account of the Indemnified Party under this Article IV, the Indemnified Party shall promptly pay over to the Obligated Party any amounts so recovered.

      A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

      4.4 Survival.  (a) The  indemnities  and  obligations  under clause (a) of
Section 4.1 and clause (a) of Section 4.2 with respect to any misrepresentation or breach of representation or warranty shall survive the Closing until the second (2nd) anniversary of the Closing Date. Such indemnities and obligations shall automatically expire on the second (2nd) anniversary of the Closing Date, unless a party has made a claim in writing with respect thereto prior to the second (2nd) anniversary of the Closing Date, in which case such indemnities and obligations shall survive, solely with respect to such claim, until the third
(3rd) anniversary of the Closing Date, at which time such indemnities and obligations shall automatically expire, unless a party has filed a lawsuit or, in the case of a third-party claim, given notice to the Obligated Party pursuant to Section 4.3 with respect thereto prior to the third (3rd) anniversary of the Closing Date (and if such lawsuit is filed or notice given, such indemnities and obligations, solely with respect to such claim in such lawsuit or notice, shall survive until the lawsuit or claim is resolved, at which time such indemnities and obligations shall automatically expire).

            (b) The  indemnities  and  obligations  set forth in  clause  (b) of
Section 4.1 and clause (b) of Section 4.2 shall survive the Closing for a period of five (5) years following the Closing Date. Such indemnities and obligations shall automatically expire at the end of such five (5) year period unless a party has made a claim in writing with respect thereto prior to the expiration of such five (5) year period, in which case such indemnities and obligations shall survive, solely with respect to such claim, for an additional one (1) year period after such five (5) year period, at which time such indemnities and obligations shall automatically expire, unless a party has filed a lawsuit or, in the case of a third-party claim, given notice to the Obligated Party pursuant to Section 4.3 with respect thereto prior to the end of such additional one (1) year period (and if such lawsuit is filed or notice given, such indemnities and obligations, solely with respect to such claim in such lawsuit or notice, shall survive until the lawsuit or claim is resolved, at which time such indemnities and obligations shall automatically expire). Notwithstanding the foregoing, the obligations of TRG set forth in Section 1.3 and TRG's indemnities with respect thereto shall survive for so long as PacTel (or any assignee of PacTel who is an Eligible Holder at the time of assignment, provided that PacTel notifies TCI of such assignment and such assignee cooperates in effecting any required amendment of such registration statement) owns any TRG Units or shares of TCI Stock.

      4.5 Limitation on TRG's Liability for Indemnity and Representations and Warranties. Notwithstanding anything contained herein to the contrary, TRG's total liability to PacTel for any indemnity obligation of TRG under Section 4.1 above and for any breach by TRG of any of the agreements, covenants, representations and warranties made by TRG hereunder shall be limited to the aggregate sum of * Dollars ($ * ); provided, however, that such liability shall not be limited with respect to any breach by TRG of its agreements, covenants, representations and warranties set forth in Section * and Section * above or in
* Section * above. In addition, TRG shall have no liability to PacTel hereunder unless and until PacTel's damages and claims for indemnities against TRG exceeds the total sum of * Dollars ($ * ) in the aggregate; provided, however, that the provisions of this sentence shall not apply to the breach of any of TRG's obligations set forth in Sections * or * above.

      4.6 Limitation on PacTel's Liability for Indemnity and Representations and Warranties. Notwithstanding anything contained herein to the contrary, PacTel's total liability to TRG for any indemnity obligation of PacTel under Section 4.2 above and for any breach by PacTel of any of the agreements, covenants, representations and warranties made by PacTel hereunder shall be limited to the aggregate sum of * Dollars ($ * ); provided, however, that

* Text omitted and separately filed with the Securities and Exchange Commission.

such liability shall not be limited with respect to any breach by PacTel of its representations and warranties set forth in paragraphs * of Section 2.4 above. In addition, PacTel shall have no liability to TRG hereunder unless and until TRG's damages and claims for indemnities exceeds the total sum of * Dollars
($ *).

                                    ARTICLE V

                           PRORATIONS AND ADJUSTMENTS
                           --------------------------

      TRG currently makes its distributions to its partners as of the 15th of each calendar month. If the Closing Date occurs on the 15th of a month, PacTel shall not be deemed to own the TRG Units on such date and therefore shall not be entitled to the TRG distribution made on such date. No closing adjustments or prorations shall be made with respect to the TRG Units or distributions receivable with respect thereto.

                                   ARTICLE VI

                                  MISCELLANEOUS
                                  -------------

      6.1 Public Disclosure. Neither PacTel nor TRG, each of whom is extremely sensitive to public announcements, will make any public announcement or other disclosure of the transaction described herein or the terms thereof without the consent of the other party, except as may be required by such party to comply with applicable securities and other laws, rules and regulations, including the rules and requirements of the New York Stock Exchange. If either party determines that it is required by such laws, rules or requirements to make any public announcement or public disclosure prior to the Closing Date, the disclosing party, prior to such disclosure or announcement, shall notify the other party and shall deliver to the other party an opinion of its counsel that such disclosure is required by such laws, rules or requirements.

     6.2 Notices. All notices required, contemplated or sent under this Agreement shall be delivered (a) personally, (b) by confirmed facsimile transmission, (c) by next day courier

* Text omitted and separately filed with the Securities and Exchange Commission.

service (e.g., Federal Express), or (d) by certified or registered mail, return receipt requested, addressed as follows:

            If to TRG, to:

                  200 East Long Lake Road
                  Suite 300
                  Bloomfield Hills, Michigan 48304
                  Attention:  Robert S. Taubman
                  Telecopy:  (810) 258-7601

            With a required copy to:

                  Miro Weiner & Kramer
                  Suite 100
                  500 North Woodward Avenue
                  Bloomfield Hills, Michigan  48304
                  Attention:  Jeffrey H. Miro, Esq.
                  Telecopy:  (810) 646-2681

            If to PacTel to:

                  Pacific Telesis Group
                  130 Kearny Street
                  Suite 3401
                  San Francisco, California  94108
                  Attention:  Frederick J. McIntosh
                  Telecopy:  (415) 391-9148

            and to:

                  The Yarmouth Group, Inc.
                  One Embarcadero Center
                  Suite 2101
                  San Francisco, California  94111
                  Attention:  Andrew Friedman
                  Telecopy:  (415) 392-3317

            With a required copy to:

                  Sheppard, Mullin, Richter & Hampton, LLP
                  Four Embarcadero Center
                  17th Floor
                  San Francisco, California  94111
                  Attention:  Joan H. Story, Esq.
                  Telecopy:  (415) 434-3947

All notices under this Agreement shall be deemed to have been properly given or served, (a) if delivered by hand or mailed, on the date of receipt or date of refusal to accept shown on the delivery receipt or return receipt, (b) if delivered by Federal Express or similar expedited overnight commercial carrier or courier, on the date that is one (1) business day after the date upon which the same shall have been delivered to Federal Express or similar expedited overnight commercial carrier, addressed to the recipient, with all shipping charges prepaid, provided that the same is actually received (or refused) by the recipient in the ordinary course, and (c) if sent by telecopier, on the date of confirmed delivery.

      6.3 Legal Fees and Other Costs. (a) TRG shall not be responsible, directly or indirectly, for any of PacTel's legal fees and any other costs incurred by it incident to the preparation, negotiation or execution of this Agreement or any other documents required pursuant hereto whether or not any of the transactions contemplated hereunder is consummated.

            (b) PacTel shall not be responsible, directly or indirectly, for any of TRG's or TCI's legal fees and any other costs incurred incident to the preparation, negotiation or execution of this Agreement or any other documents required pursuant hereto whether or not any of the transactions contemplated hereunder is consummated.

      6.4 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and TRG's successors and assigns and PacTel's permitted successors and assigns who hold the TRG Units.

       6.5 Governing Law. This Agreement shall be governed by, and shall be interpreted and construed in accordance with, the laws of the State of Michigan without regard to choice of law principles.

      6.6 Captions. The captions used throughout this Agreement are for convenience only and shall not be used in the interpretation or construction of this Agreement.


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



      6.7 References; Gender. Unless the context otherwise requires, references in this Agreement to Sections shall be deemed to refer to Sections of this Agreement. Throughout this Agreement, the use of masculine pronouns shall be deemed to include feminine and neuter pronouns as the context may require.

      6.8 Entire Agreement; Amendment. This Agreement and the documents and instruments executed pursuant hereto or in connection herewith (including, without limitation, that certain Confidentiality Agreement dated July 15, 1996, between PacTel and TRG) contain the entire agreement between the parties hereto with respect to the transaction contemplated herein, supersedes all prior written agreements and negotiations and oral understandings, if any, and may not be amended, supplemented, or discharged except by performance or by an instrument in writing signed by all of the parties hereto.

      6.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, or shall be invalid under, applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

       6.10 Time is of the Essence. Time is of the essence with respect to this Agreement.

       6.11 Additional Actions and Documents. To the extent not inconsistent with the express terms of this Agreement, each of the parties hereto hereby covenants to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered, and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to effectuate fully the purposes, terms, and conditions of this Agreement, whether before, at, or after the Closing.

      6.12 Waiver; Modification. Failure by any party hereto to insist upon or enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of a party's right to insist upon strict compliance with the provisions hereof. Any party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement. No oral modification hereof shall be binding upon the parties, and any modification shall be in writing and signed by the parties.

      6.13 Cumulative Remedies. Each and every one of the rights, benefits and remedies provided to PacTel by this Agreement, or any instruments or documents executed pursuant to this Agreement, are cumulative, and shall not be exclusive of any other rights, remedies and benefits allowed by law or equity to PacTel. Each and every of the rights, benefits and remedies provided to TRG by this Agreement, or any instruments or documents executed pursuant to this Agreement, are cumulative, and shall not be exclusive of any other rights, remedies and benefits allowed by law or equity to TRG.

      6.14 Commission. PacTel represents and warrants to TRG, and TRG represents and warrants to PacTel, that no broker or agent has been engaged by such party in connection with the negotiation and/or consummation of this Agreement. Each of the parties hereto agrees to defend and indemnify the other party against any claims against the other party for any brokerage fees, finders' fees or commissions with respect to the transaction contemplated by this Agreement which are asserted by any person purporting to act or to have acted for or on behalf of the indemnifying party, and to pay the other party's reasonable attorneys' fees and disbursements in connection therewith.

      6.15 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of or on behalf of each party, or the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.

      6.16 Exhibits and Schedules. The Exhibits and Schedules enumerated herein are attached hereto and incorporated herein by this reference. The Exhibits and Schedules are hereby made a part of this Agreement as fully as if set forth in the text hereof.

      IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

                                    BOSTON SAFE DEPOSIT AND TRUST COMPANY,
                                    AS TRUSTEE OF THE PACIFIC TELESIS GROUP
                                    MASTER PENSION TRUST

                                    By:   The Yarmouth Group, Inc., its
                                          authorized agent

                                          By:   /S/ANDREW FRIEDMAN
                                                --------------------------------
                                                Andrew Friedman

                                          Its:  SENIOR VICE PRESIDENT
                                                --------------------------------

                                                                        "PacTel"


                                    THE TAUBMAN REALTY GROUP LIMITED
                                    PARTNERSHIP, a Delaware limited partnership

                                    By:   /S/CORDELL A. LIETZ
                                          --------------------------------------
                                          Cordell A. Lietz

                                    Its:  Authorized Signatory


                                                                         "TRG"



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